RFMSI SERIES 2005-S2 TRUST
                                     ISSUER

                 RESIDENTIAL FUNDING MORTGAGE SECURITIES I, INC.
                                    DEPOSITOR

                         RESIDENTIAL FUNDING CORPORATION
                                 MASTER SERVICER

               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2005-S2

                         Supplement dated April 18, 2005
                                       to
                   Prospectus Supplement dated March 18, 2005
                                       to
                       Prospectus dated December 23, 2004

        Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the prospectus supplement dated March 18, 2005.

        The  risk  factor  entitled  "Class  A-2   Certificates  and  Class  A-3
Certificates" on page S-15 of the prospectus supplement shall be deleted in its entirety and replaced with the following:

        It is not expected that the Class A-2 Certificates and Class A-3 Certificates will receive any distributions of principal until the distribution date in April 2010. Until the distribution date in April 2014, the Class A-2 Certificates and Class A-3 Certificates may receive a portion of principal prepayments that is smaller than their pro rata share of principal prepayments on the mortgage loans.

        The definition of "Lockout Percentage" on page S-34 of the prospectus supplement under the section entitled "Description of the Certificates--Glossary of Terms" shall be deleted in its entirety and replaced with the following:

        LOCKOUT PREPAYMENT PERCENTAGE -- For any distribution date occurring prior to the distribution date in April 2010, 0%. For any distribution date occurring after the first five years following the closing date, a percentage determined as follows:

o for any distribution date during the sixth year after the closing date, 30%;
o for any distribution date during the seventh year after the closing date, 40%;
o for any distribution  date during the eighth year after the closing date, 60%;
o for any distribution date during the ninth year after the closing date, 80%;
  and
o for any distribution date thereafter, 100%.


GOLDMAN, SACHS & CO.                                      GMAC RFC SECURITIES

                                  UNDERWRITERS



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        The following definition shall be added after the definition of "Lockout
Prepayment Percentage" on page S-34 of the prospectus supplement under the section entitled "Description of the Certificates--Glossary of Terms":

        LOCKOUT SCHEDULED PERCENTAGE -- For any distribution date occurring prior to the distribution date in April 2010, 0%, and beginning on the distribution date in April 2010 and thereafter, 100%.

        Clause (a)(iii) on page S-39 of the prospectus supplement under the heading "Description of the Certificates--Principal Distributions on the Senior Certificates" shall be deleted in its entirety and replaced with the following:

        (iii) the balance of the Senior Principal Distribution Amount remaining after the distributions, if any, described in clause (a)(ii) above shall be distributed to the Lockout Certificates, concurrently on a pro rata basis, until the Certificate Principal Balances of the Lockout Certificates have been reduced to zero, in an amount equal to the sum of:

               (A) the Lockout Scheduled Percentage of the Lockout Certificates' pro rata share (based on the aggregate Certificate Principal Balance thereof relative to the aggregate Certificate Principal Balance of all classes of Senior Certificates (other than the Class A-P Certificates)) of the aggregate of the collections described in clauses (b)(i), (ii) and (v) of the definition of Senior Principal Distribution Amount; and

               (B) the Lockout Prepayment Percentage of the Lockout Certificates' pro rata share (based on the aggregate Certificate Principal Balance thereof relative to the aggregate Certificate Principal Balance of all classes of Senior Certificates (other than the Class A-P Certificates)) of the aggregate of the collections described in clause (b)(iii) of the definition of Senior Principal Distribution Amount;

        The fourth full paragraph on page S-57 of the prospectus supplement under the heading entitled "Certain Yield and Prepayment
Considerations--Allocation of Principal Payments" shall be deleted in its entirety and replaced with the following:

        Lockout Certificates: Investors in the Lockout Certificates should be aware that because the Lockout Certificates do not receive any distributions of principal prior to the distribution date occurring in April 2010, and until the distribution date occurring in April 2014 the Lockout Certificates will receive a disproportionately small portion of principal prepayments, unless the Certificate Principal Balances of the Senior Certificates, other than the Class A-P Certificates and Lockout Certificates, have been reduced to zero, the weighted average lives of such Lockout Certificates will be longer than would otherwise be the case. The effect on the market value of the Lockout Certificates of changes in market interest rates or market yields for similar securities will be greater than for other classes of Senior Certificates entitled to principal distributions.

        This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

        Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the offered certificates, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus until July 18, 2005.


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